Filed Pursuant to Rule 424(b)(5)
Registration No. 333-146257

Prospectus supplement
(To prospectus dated October 10, 2007)

4,300,000 shares

Savient Pharmaceuticals, Inc.
Common stock

We are offering 4,300,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on The NASDAQ Global Market under the symbol “SVNT.” On October 8, 2009, the last reported sales price of our common stock on The NASDAQ Global Market was $13.29 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of material risks of investing in our common stock under the heading “Risk factors” on page S-10 of this prospectus supplement.

	Per share	Total

Public offering price	$13.29	$57,147,000
Underwriting discounts and commissions	$0.7974	$3,428,820
Proceeds, before expenses, to us	$12.4926	$53,718,180

We have granted the underwriters the right to purchase up to 645,000 additional shares of our common stock to cover any over-allotments. The underwriters can exercise this right at anytime within 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver shares against payment on or about October 15, 2009.

Sole book-running manager
J.P.Morgan

Lead manager
Wedbush PacGrow Life Sciences

Co-manager
Lazard Capital Markets

October 8, 2009

Table of contents

Prospectus supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled “Information incorporated by reference” and “Where you can find more information.”

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and the common stock offered hereby. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “Savient,” “we,” “us,” or “our” refer to Savient Pharmaceuticals, Inc., unless the context requires otherwise. This prospectus supplement contains references to a number of our trademarks that are registered or are subject to pending applications or to which we have common law rights. These include, but are not limited to, KRYSTEXXA™ and Oxandrin®. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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Prospectus supplement summary

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, and may not contain all of the information that is important to you in making your investment decision. This prospectus supplement and the accompanying prospectus include information about the shares of our common stock that we are offering as well as information regarding our business. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering, in their entireties. You should carefully consider the information set forth under “Risk factors” in this prospectus supplement before making your investment decision.

Company overview

We are a specialty biopharmaceutical company focused on developing KRYSTEXXA (pegloticase), or KRYSTEXXA, for the treatment of chronic gout in patients refractory to conventional therapy. Chronic gout that is refractory to conventional therapy occurs in patients who have failed to normalize serum uric acid and whose signs and symptoms are inadequately controlled with xanthine oxidase inhibitors at the maximum medically appropriate dose or for whom these drugs are contraindicated. In our replicated randomized, double-blind, placebo-controlled, parallel- group Phase 3 clinical trials, KRYSTEXXA, a biologic PEGylated uricase enzyme, demonstrated the normalization of uric acid, complete resolution of tophi, improvement in chronic pain, improvement of physical functioning and decreased frequency of gout flares in patients with chronic gout.

Our strategic plan is to seek approval from the U.S. Food and Drug Administration, or FDA, of KRYSTEXXA and to develop a program of regulatory filings and review of KRYSTEXXA in other countries. We continue to believe that a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company would serve to maximize the commercial prospects of KRYSTEXXA in the United States, Europe and other foreign countries.

Recent developments

KRYSTEXXA

In October 2008, we submitted a Biologic License Application, or BLA, to the FDA for KRYSTEXXA. In June 2009, an FDA-appointed Arthritis Advisory Committee voted 14-1 to recommend approval of KRYSTEXXA for chronic gout in patients refractory to conventional therapy. In July 2009, we received a complete response letter, or CRL, from the FDA, and we met with the FDA in September 2009 to determine defined resolutions with respect to the necessary requirements for approval of our BLA. We believe that we have aligned our organization and invested the necessary resources, including the use of external consultants, to position ourselves to satisfy the issues identified by the FDA in the CRL, and we expect to resubmit our BLA in early 2010. We believe this submission will, once accepted by the FDA, lead to a six month FDA review process.

Although the size of the market for KRYSTEXXA is difficult to predict at this time, we currently expect, based on our research, that there are approximately 100,000 to 170,000 patients who have chronic gout that is refractory to conventional therapy.

Rheumatologists are the target audience for KRYSTEXXA. Although the majority of patients with gout are seen in primary care settings, the most difficult cases are typically referred to rheumatologists. There are approximately 4,500 rheumatologists in the United States. Administration of biologic therapy via intravenous infusion is well-established in clinical practice in the rheumatology setting as there are two widely used pharmaceutical products for the treatment of rheumatoid arthritis that are administered via intravenous infusion. The key opinion leaders in the gout field are rheumatologists, some of whom have been involved in the clinical development program for KRYSTEXXA.

A subset of nephrologists see a high volume of patients with complicated gout, due to co-morbidity of gout with renal disease, and the use of calcineurin inhibitors (which exacerbate hyperuricemia) in kidney transplant recipients. Nephrologists mainly administer infused therapies in the hospital setting.

Infusion nurses play a critical role for any infused product because they both perform the administration and are with the patient throughout the entire time of the infusion, providing a potential educational channel to patients.

We do not currently have an existing sales force as we do not actively promote any products at this time. We have conducted sales force sizing analyses based on these target audiences and presently believe that a sales force of 60 specialty representatives will be adequate to launch KRYSTEXXA, if approved.

On July 31, 2009, we received a CRL from the FDA stating that the FDA was not in a position to approve our BLA for KRYSTEXXA as a treatment for chronic gout in patients refractory to conventional therapy due to non-clinical related deficiencies. The CRL from the FDA cites deficiencies with the chemistry, manufacturing and controls, or CMC, section of the BLA and also provided the current draft of the proposed labeling and further guidance regarding a Risk Evaluation and Mitigation Strategy, or REMS, program (Medication Guide and Communication Plan).

One of the issues raised by the FDA in the CRL addresses a change made in the proposed process for manufacturing pegloticase, the active pharmaceutical ingredient for KRYSTEXXA, for commercial use. The FDA concluded that the comparability data submitted for the material manufactured using the proposed commercial manufacturing process was not adequate to demonstrate that it was representative of the material used to establish the safety and efficacy of KRYSTEXXA in its replicate Phase 3 clinical trials. The FDA stated that we had the option of either reverting to and validating the manufacturing process used to produce pegloticase for the Phase 3 clinical trials or conducting additional comparability clinical trials to support the use of KRYSTEXXA manufactured using the proposed commercial manufacturing process.

The CRL also stated that the FDA has determined that a REMS program is necessary for KRYSTEXXA consisting of:

•	a Medication Guide to ensure the safe and effective use of KRYSTEXXA by patients;

•

a Communication Plan directed to healthcare providers likely to prescribe KRYSTEXXA to provide for the dissemination of information about the risks of severe infusion reactions and anaphylaxis, severe events associated with the use of KRYSTEXXA in individuals with glucose-6- phosphate dehydrogenase (G6PD) deficiency, and major cardiovascular events; and

•	an Assessment Plan to survey patients’ and providers’ understanding of the serious risks of KRYSTEXXA.

The CRL included additional CMC comments focused on tightening a number of analytical methods used to assess manufacturing and narrowing analytical specifications associated with commercial production of pegloticase. We were also informed that our resubmission to the FDA in response to the CRL must include an update of safety data from all on-going studies.

On September 14, 2009, we had a Type A meeting with the FDA to discuss the CRL received on July 31, 2009. Based on the results of this meeting with the FDA, we believe that the FDA supports our approach to resolve all issues cited in the CRL. The FDA indicated that, in its view, our plan to revert to and validate the original manufacturing process used to produce the Phase 3 clinical trials material, together with the inclusion of additional 0.22 micron filters in the manufacturing process, is a reasonable approach that the FDA expects will produce drug substance that is representative of that used in the pivotal Phase 3 clinical trials. The FDA stated that it also expects that the comparability between material produced with this validated Phase 3 process that includes the additional filters and the Phase 3 clinical trial material used in the replicate clinical trials to establish safety and efficacy can be sufficiently established by quality criteria alone without the need to conduct additional clinical studies, provided no significant differences between products are observed. The FDA also agreed at this meeting with the methods and criteria proposed by us to tighten a number of analytical methods used to assess manufacturing and acceptance criteria for all manufacturing steps in the final commercial production process for pegloticase. However, some of these final analytical methods and acceptance criteria are subject to being set based upon the data from historical manufacturing and validation batches that will be included in the resubmission. The meeting outcomes confirm our belief that we are on track to meet our previously discussed timeline of filing the resubmission in response to the CRL in early 2010. The FDA also provided additional clarity relating to the steps necessary for our drug substance manufacturer, Bio-Technology General (Israel) Ltd, or BTG, a subsidiary of Ferring Pharmaceuticals, to satisfactorily correct the observations cited by the FDA during its pre-approval inspection of the BTG manufacturing facility. We believe that BTG’s remediation of these observations can be corrected ahead of our resubmission to the FDA in response to the CRL. The FDA also stated that the format and content of our proposed safety update, which will include additional data collected from the KRYSTEXXA Open Label Extension, or OLE, study and the re-exposure study, is acceptable to the FDA. During the meeting, we were informed that the review cycle for the resubmission would include the review of all data to fully address all issues identified in the CRL, including the final product labeling and the REMS program materials. Since the resubmission will include REMS program materials, this is subject to a Class 2 review cycle, meaning simultaneous approval of all components of our filing within six months of the date of our resubmission.

Other corporate matters

On August 10, 2009, we reported our June 30, 2009 financial results, which included our current cash, cash equivalents and short-term investments balance of $76.6 million.

On September 30, 2009, we completed a plan of termination pursuant to which we reduced our workforce by 26 employees, or approximately 38%. This termination was in addition to a previous termination of nine employees in August 2009. We took these actions in order to reduce costs and streamline operations in order to focus our efforts on the tasks critical to the resubmission of the BLA for KRYSTEXXA to the FDA for approval. The reduction in staff was focused in our commercial, medical, financial, operational and sales departments with minimal effects in the regulatory, quality and manufacturing departments. These terminations were a result of our having completed clinical and pre-commercial activities that we concluded for KRYSTEXXA which we expect can be leveraged if KRYSTEXXA is approved.

As of the date of this prospectus supplement, we currently estimate that our cash, cash equivalents and short-term investments balance as of September 30, 2009 was approximately $67.5 million.

KRYSTEXXA for the treatment of chronic gout in patients refractory to conventional therapy

KRYSTEXXA is a biologic PEGylated uricase being developed as a treatment for chronic gout in patients refractory to conventional therapy and to manage signs and symptoms of gout including the improvement of tophi, improvement in chronic pain, improved physical functioning and decreased frequency of flares. We produce uricase through a recombinant process in which genetically engineered bacteria produce uricase. We then PEGylate the resulting uricase in order to decrease the rate at which the human body would otherwise clear the uricase. PEGylation refers to a process in which a polyethylene glycol polymer is attached to a molecule. With KRYSTEXXA, we PEGylate uricase by attaching methoxypolyethylene glycol, or mPEG, to it.

KRYSTEXXA received “orphan drug” designation from the FDA in 2001. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process; however, it does make the product eligible for orphan drug exclusivity and specific tax credits in the United States. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the use for which it has such designation, the product is entitled to orphan drug exclusivity. In such a case, later applications to market the same drug for the same use may not be approved in the United States for a period of seven years, except in limited circumstances, such as if a competitive product is shown to be clinically superior to the original product. Orphan drug designation of KRYSTEXXA does not prevent competitors from introducing different competing drugs for the same orphan indication that is covered by KRYSTEXXA’s orphan designation.

Phase 1 trials

In 2001, we conducted the first of two Phase 1 clinical trials at the Duke University Medical Center, using subcutaneous delivery of KRYSTEXXA. The results demonstrated that over the three-week period of observation, uric acid levels decreased as the dosage of KRYSTEXXA increased. Two of 13 individuals participating in the study experienced allergic-type reactions. We terminated the trial and abandoned the subcutaneous delivery approach.

We completed a second Phase 1 clinical trial in 2003 in which KRYSTEXXA was administered intravenously. The results of this trial demonstrated that plasma uric acid levels decreased as blood level of KRYSTEXXA enzyme activity increased. This trial allowed us to identify a minimum effective dosage of KRYSTEXXA and the dosage at which plasma uric acid levels were no longer improved by increasing the dosage of KRYSTEXXA, which is referred to as a dose-response plateau. In the second Phase 1 intravenous trial, no clinical allergic responses were observed, no infusion reactions were reported and no adverse reactions at the site of intravenous infusion were noted.

Phase 2 trials

In 2004, we conducted an open label, randomized, three-month Phase 2 safety and efficacy clinical trial of KRYSTEXXA to determine an appropriate dose and dose regimen and to support further testing in pivotal Phase 3 trials. There were 41 participants in this trial. The results of the study confirmed and extended the single dose data obtained in Phase 1, again showing a minimum effective dose and a dose-response plateau in terms of plasma uric acid normalization. These results supported our view as to KRYSTEXXA’s potential efficacy in reducing circulating uric acid. The most common adverse events observed in the Phase 2 trial were gout flares. In addition, 44% of patients experienced one or more adverse events that we determined may have been related to the study infusion. No other important safety concerns arose from the Phase 2 data set.

Phase 3 trials

Based on the results of our end-of-Phase 2 meeting with the FDA and post-meeting interactions, in December 2005, we submitted a protocol to the FDA under a Special Protocol Assessment for a Phase 3 clinical trial for KRYSTEXXA. In May 2006, we received written notification from the FDA concurring that the Phase 3 protocols that we had specified were adequate to address the objectives of our Phase 3 clinical program. In June 2006, we began patient dosing in our two replicate Phase 3 clinical trials of KRYSTEXXA for the treatment of chronic gout in patients refractory to conventional therapy, and patient recruitment was completed in March 2007.

These international trials were multicenter, randomized, double-blind, placebo-controlled trials comparing KRYSTEXXA 8 mg intravenously every two weeks or every four weeks to placebo in patients with chronic gout refractory to conventional therapy. Subjects were randomized to the two treatment groups and placebo in a 2:2:1 ratio, meaning that for every one patient in the placebo group there were two patients in the every two weeks dosing group and two patients in the every four weeks dosing group. Subjects were stratified by presence or absence of tophi. In order to maintain the blinded nature of the studies, patients in the every four weeks dosing group received a placebo dose two weeks after each dose.

The duration of each study was 26 weeks, including two weeks for screening and 24 weeks of treatment. The trials enrolled male and female patients at least 18 years old, hyperuricemic (with a serum uric acid level of at least 8 mg/dL) with symptomatic gout (at least three gout flares experienced in the 18 months prior to entry, or at least one gout tophus, or gouty arthritis) and for whom conventional urate-lowering therapy was contraindicated or had been ineffective. After completion of each study, subjects were offered the option of continuing in the OLE study for an additional 24 months.

In the first clinical trial of the two replicate studies conducted in the United States and Canada, there were 104 patients dosed (comprising the intent-to-treat population): 43 in the KRYSTEXXA every 2 weeks dose group, 41 in the KRYSTEXXA every 4 weeks dose group, and 20 in the placebo group. In the second clinical trial of the two replicate studies conducted in the United States and Mexico, there were 108 patients dosed (comprising the intent-to-treat population): 42 in the KRYSTEXXA every two weeks dose group, 43 in the KRYSTEXXA every four weeks dose group, and 23 in the placebo group.

We completed the in-life portion of our Phase 3 clinical trials of KRYSTEXXA in October 2007. The results from the Phase 3 trials showed that KRYSTEXXA 8 mg administered by a two-hour intravenous infusion every two weeks met the primary efficacy endpoint (statistically significant as compared to placebo) in the intent-to-treat (received at least one dose of study drug) analyses in each of the two replicate, six-month Phase 3 clinical trials. The every four weeks dose group also met the primary efficacy endpoint (statistically significant as compared to placebo). The primary efficacy endpoint specified in the protocol was the normalization of plasma uric acid for more than 80% of the time during months three and six of the clinical trials.

In the first clinical trial of the two replicate studies, the proportion of patients who met the primary endpoint for the every two weeks dose group was 47% (p is less than 0.001 as compared to placebo), and the proportion of patients who met the primary endpoint for the every four weeks dose group was 20% (p is equal to 0.044 as compared to placebo). In the second clinical trial of the two replicate studies, the proportion of patients who met the primary endpoint for the every two weeks dose group was 38% (p is less than 0.001 as compared to placebo), and the proportion of patients who met the primary endpoint for the every four weeks dose group was 49% (p is less than 0.001 as compared to placebo). Pooled across both studies, the proportion of patients who met the primary endpoint for the every two weeks dose group was 42% (p is less than 0.001 as compared to placebo), and the proportion of patients who met the primary endpoint for the every four weeks dose group was 35% (p is less than 0.001 as compared to placebo). The proportion of patients who met the primary endpoint for the placebo group was zero in both trials.

We assessed the following secondary endpoints using pre-specified pooled analyses (both studies combined) of each KRYSTEXXA treatment group as compared to placebo:

•	the proportion of patients with a tophus complete response, which is the elimination of a tophus without worsening of any other tophus or the appearance of a new tophus;

•	reduction in number of tender joints;

•	reduction in number of swollen joints, improvement in the clinician’s global assessment of disease activity;

•

improvement in patient-reported outcomes as measured by patient’s assessment of pain, patient’s global assessment of disease activity and patient’s assessment of disability using the Health Assessment Questionnaire;

•	improvement in patient-reported outcomes as measured by patient’s assessment of health-related quality of life using the Medical Outcomes Survey Short Form 36, or SF-36; and

•	reduction in the incidence and frequency of gout flares.

The following endpoints for the KRYSTEXXA every two weeks dose groups were statistically significant as compared to placebo:

•

elimination of gout tophi in 40% of subjects who received KRYSTEXXA as compared to 7% who received placebo. This endpoint also achieved statistical significance in each of the two studies individually;

•	reduction in the number of tender joints and improvement in the clinician’s global assessment of disease activity;

•	improvement in the patient-reported outcomes as measured by patient’s global assessment of disease activity and patient’s assessment of disability using the Health Assessment Questionnaire;

•

improvement in patient-reported outcomes as measured by patient’s assessment of overall health-related quality of life and pain as measured by the SF-36 physical component summary and bodily pain domain; and

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reduction in the incidence and frequency of gout flares. As expected, we observed an increase in the incidence and frequency of gout flares in months one through three of the trial as compared to placebo, followed by a reduction in the incidence and frequency of gout flares in months four through six of the trial as compared to placebo. This is a common effect of urate-lowering treatments.

The following endpoints in the KRYSTEXXA every two weeks dose groups were not statistically significant as compared to placebo:

•	reduction in swollen joints; and

•	the mental component summary and the other dimensions (other than bodily pain) as measured by the SF-36 physical component summary.

The primary endpoint was also met in the every four weeks dose group, though fewer of the secondary endpoints were met than in the every two weeks dose group. The every two weeks dose regimen, we believe, presents a much clearer path toward FDA approval, so we have determined to focus exclusively on this dosing regimen and have recommended only this dosing regimen for approval in the amended BLA.

The most common adverse events in the trials were gout flares, which occurred in 76% of patients in the every two weeks dose group, 83% of patients in the every four weeks dose group, and 81% of patients in the placebo group. An initial increase in gout flares (followed by a later decrease in gout flares) is an expected side effect of urate-lowering therapies.

Standard gout flare medicines, such as colchicine or non-steroidal anti-inflammatory drugs, were administered to help prevent gout flares. The second most common adverse events in the trials were infusion reactions, which occurred in 26% of patients in the every two weeks dose group, 40% of patients in the every four weeks dose group and 5% in the placebo group. Most infusion reactions were managed by slowing the infusion or by stopping and restarting the infusion at a slower rate. Sometimes the physician also administered intravenous fluid or additional antihistamine or anti-inflammatory drugs to treat the infusion reaction. As a prophylactic measure, all patients received a standardized regimen of glucocorticoids, antihistamines and acetaminophen to help mitigate the occurrence and severity of infusion reactions. Eleven of 169 KRYSTEXXA-treated patients in the Phase 3 clinical trials, or 6.5%, had an infusion reaction reported as a severe adverse event, and 12% withdrew because of infusion reactions.

In late January 2009, under the auspices of the BLA oversight committee of our board of directors, we completed a formal blinded and unblinded post-hoc adjudication of all cardiovascular events included in reports of serious adverse events and serious infusion reactions from the Phase 3 trial. Our evaluation was predicated on the Anti-Platelet Trialist Collaborative, or APTC, assessment criteria, which is a standardized approach that the FDA has widely accepted as a method of evaluating cardiovascular risk. APTC cardiovascular events include deaths, nonfatal myocardial infarction and nonfatal stroke. As a result of the review, we concluded that there were three APTC cardiovascular events in the KRYSTEXXA treatment arms of the Phase 3 trials (not including the OLE study) and none in the comparator placebo treatment arm. We also found that there were 10 non-APTC cardiovascular events in the treatment arms and no non-APTC cardiovascular events in the comparator placebo treatment arm. In addition, we evaluated cardiovascular events in the Phase 2 trial and the OLE study. However, because there was no placebo arm in the Phase 2 trial or the OLE study, there were no comparative results between the treatment group and the placebo group.

In late January 2009, we completed an additional analysis by reviewing all cause mortality in the Phase 3 trials and the OLE study. In that review, we noted that in the Phase 3 trials, there was a 2:2:1 randomization used, meaning that four times as many patients were receiving KRYSTEXXA treatment than placebo. We determined that five deaths were in the KRYSTEXXA treatment arm of the combined Phase 3 trials and the OLE study, and three deaths were in the placebo comparator arm of the Phase 3 trials.

Open label extension study

We are conducting the OLE study to better understand the long-term safety of KRYSTEXXA in patients who have completed the Phase 3 trials. In the OLE study, patients were permitted to choose to go on or continue on KRYSTEXXA every two weeks or every four weeks or enter an observation arm. One hundred fifty-one patients elected to enroll in the OLE study, 82 of whom elected to receive treatment every two weeks, 67 of whom elected to receive treatment every four weeks and two of whom elected to be observed. All patients in the OLE study have completed planned dosing of KRYSTEXXA. As of September 30, 2009, 83 subjects continued in the 6-month post-KRYSTEXXA observation portion of the study.

The OLE study protocol incorporates the efficacy assessments and safety measures used in the Phase 3 trials. While there is no placebo comparator arm, the interim efficacy and safety findings of KRYSTEXXA in the OLE study were consistent with the randomized controlled trials.

Re-exposure study

A common issue with biologics is that there may be a more pronounced immune response upon re-exposure to the biologic after a prolonged drug-free period. This can lead to reduced effectiveness of the biologic upon a later re-exposure to the drug, and potentially present safety issues. We have completed a re-exposure study in seven patients at four clinical sites that participated in KRYSTEXXA early development studies in order to determine whether patients who are re-exposed to KRYSTEXXA after a prolonged drug-free interval tolerate the drug. These patients had not received KRYSTEXXA treatment since completing the Phase 1 or Phase 2 study in which they participated.

We completed dosing patients with KRYSTEXXA in the re-exposure study in December 2008 and we completed dosing patients with KRYSTEXXA in the OLE study in July 2009. There are no longer any patients who are receiving KRYSTEXXA in either the re-exposure study or the OLE study.

Corporate information

We were founded in 1980 as Bio-Technology General Corp. and changed our name to Savient Pharmaceuticals, Inc. in June 2003. We conduct our administration, finance, business development, clinical development, sales, marketing, quality assurance and regulatory affairs activities primarily from our headquarters located at One Tower Center, East Brunswick, New Jersey. Our general telephone number at that address is (732) 418-9300 and our web site is located at www.savient.com. The information on, or that can be accessed through, our web site is not incorporated by reference in this prospectus supplement, and you should not consider it to be a part of this prospectus supplement. Our web site address is included as an inactive textual reference only.

The offering

Common stock we are offering	4,300,000 shares

Common stock to be outstanding after the offering	65,958,296 shares

Use of proceeds

We intend to use the net proceeds from this offering to complete our effort to seek FDA approval of KRYSTEXXA, to develop a program of regulatory filings and review of KRYSTEXXA in other countries, to engage a global secondary source supplier and a secondary fill and finish manufacturer for pegloticase and for working capital and other general corporate purposes. See “Use of proceeds” on page S-31.

We continue to believe that a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company would serve to maximize the commercial prospects of KRYSTEXXA in the United States, Europe and other foreign countries.

Risk factors	See “Risk factors” beginning on page S-10 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

NASDAQ Global Market symbol	SVNT

The number of shares of our common stock that will be outstanding immediately after the offering is based on 61,658,296 shares outstanding as of October 5, 2009, and excludes:

•	2,755,793 shares of our common stock issuable upon the exercise of options outstanding as of October 5, 2009, having a weighted-average exercise price of approximately $7.82 per share;

•	5,038,237 shares of our common stock issuable upon the exercise of warrants outstanding as of October 5, 2009, having an exercise price of $10.46 per share; and

•

an aggregate of 2,694,828 shares of our common stock reserved for future issuance under our 2004 Incentive Plan and 451,886 shares of our common stock reserved for future issuance under our 1998 Employee Stock Purchase Plan as of October 5, 2009.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

Risk factors

Investing in our common stock involves a high degree of risk and uncertainty. In addition to the other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering, you should carefully consider the risks described in this “Risk factors” section, before making an investment decision with respect to this offering. If any of such risks and uncertainties actually occurs, our business, financial condition and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks relating to development of KRYSTEXXA and our ability to accomplish our future business objectives

Our business depends on our success in gaining FDA approval of KRYSTEXXA, which requires that we and our third-party manufacturer, BTG, address several issues raised by the FDA. If these issues are not satisfactorily addressed, we will not gain FDA approval of KRYSTEXXA and our business will be materially harmed.

On July 31, 2009, we received the CRL from the FDA stating that the FDA can not at this time approve our BLA for KRYSTEXXA as a treatment for chronic gout in patients refractory to conventional therapy. The CRL:

•	cited deficiencies with the chemistry, manufacturing and controls sections of the BLA;

•	required a tightening of a number of analytical methods used to assess manufacturing and narrowing of analytical specifications associated with commercial production of pegloticase;

•	required that our third-party manufacturer, BTG, remediate observations arising from the FDA pre-approval inspection of BTG’s manufacturing facility;

•	specified the requirements of a REMS program; and

•	required that we provide a follow-up safety update to the FDA.

One of the issues raised by the FDA in the CRL addressed a change in PEGylation concentration that we made in the proposed process for manufacturing pegloticase for commercial use of KRYSTEXXA. The FDA concluded that the comparability data that we submitted for the material manufactured using the proposed commercial manufacturing process was not adequate to demonstrate that it was representative of the material used to establish the safety and efficacy of KRYSTEXXA in the Phase 3 clinical trials. The FDA stated that we had the option of either reverting to and validating the manufacturing process used to produce pegloticase for the Phase 3 clinical trials or conducting additional comparability clinical trials to support the use of KRYSTEXXA manufactured using the proposed commercial manufacturing process. We are currently in the process of reverting to and validating the manufacturing process used to produce pegloticase for the Phase 3 clinical trials. We may not be able to successfully validate the manufacturing process used to produce pegloticase for the Phase 3 clinical trials.

Additionally, it is uncertain whether the FDA will require a reinspection of the BTG facility if and when BTG remediates the observations arising from the FDA pre-approval inspection of BTG’s manufacturing facility.

Addressing each of the issues identified by the FDA in the CRL will require additional expenditures of funds and time to complete. We and BTG may not be able to adequately address the FDA’s concerns such that KRYSTEXXA is ultimately approved without further delays, if at all. If KRYSTEXXA is not approved or if approval of KRYSTEXXA is substantially delayed, our business will be materially harmed.

We may not be able to execute upon our commercial strategy for KRYSTEXXA, or the commercialization of KRYSTEXXA may be significantly delayed, if the FDA requires us to conduct additional clinical trials. In addition, we may elect to perform additional clinical trials for other indications or in support of applications for regulatory marketing approval in jurisdictions outside the United States. These supplemental trials could be costly and could result in findings inconsistent with or contrary to the data from the clinical trials that supported our United States filings with the FDA, which could restrict our marketing approval of KRYSTEXXA. Any of these results would materially harm our business.

Before obtaining regulatory approval for the sale of KRYSTEXXA, we must provide the FDA and similar foreign regulatory authorities with clinical data to demonstrate that KRYSTEXXA is safe and effective. Clinical trials of KRYSTEXXA must comply with regulation by numerous federal, state and local government authorities in the United States, principally the FDA, and by similar agencies in other countries. We may decide, or be required by regulators, to conduct additional clinical trials or testing of KRYSTEXXA. Clinical testing is expensive and difficult to design and implement. Clinical testing can also take many years to complete, and the outcome of such testing is uncertain. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. The FDA has told us that it does not expect to require additional clinical trials in connection with our application for regulatory approval for the sale of KRYSTEXXA. However, the FDA may continue its evaluation of the safety data from our clinical trials before granting regulatory approval for the sale of KRYSTEXXA, and may nevertheless conclude that additional clinical trials are necessary to demonstrate its safety and efficacy. If the FDA were to determine that additional clinical trials of KRYSTEXXA are necessary, this would significantly delay the timeline for the FDA’s determination of whether to approve our BLA for KRYSTEXXA.

We may also be required, or we may elect, to conduct additional clinical trials or pre-clinical animal studies for or in support of our applications for regulatory marketing approval in jurisdictions outside the United States, such as the European Medicines Agency, or EMEA. Regulatory authorities in jurisdictions outside the United States may require us to submit data from supplemental clinical trials, or pre-clinical animal studies, in addition to data from the clinical trials that supported our United States filings with the FDA. Any requirements to conduct supplemental trials would add to the cost of developing KRYSTEXXA, and we may not be able to complete such supplemental trials. Additional trials could also produce findings that are inconsistent with the trial results we have previously submitted to the FDA, in which case we would be obligated to report those findings to the FDA. This could result in additional restrictions on the marketing approval of KRYSTEXXA if it is obtained. Inconsistent trial results could also lead to delays in obtaining marketing approval in the United States for other indications for KRYSTEXXA, could cause regulators to impose restrictive conditions on marketing approvals and could even cause our marketing approval to be revoked.

Any of these results would materially harm our business and impair our ability to generate revenues and achieve or maintain profitability.

Even if the FDA grants marketing approval for KRYSTEXXA, the FDA may only approve the labeling for indications that are not as broad as we intend. In addition, if the FDA approves our BLA, the final label may prescribe safety limits or warnings, and we will be required to implement a REMS program to minimize the potential risks of the treatment of KRYSTEXXA. Such additional obligations and commitments may increase the cost of commercializing KRYSTEXXA, limit the commercial success of KRYSTEXXA and result in lower than expected future earnings.

The FDA included its latest draft of the label language for KRYSTEXXA in its July 31, 2009 CRL for our KRYSTEXXA BLA. This language is subject to final approval. In the event that the FDA provides marketing approval for KRYSTEXXA, the final label language may not be for indications that are as broad as those set forth in the draft label language. Additionally, the final label may prescribe safety limits or warnings that reduce the market for the product or increase the costs associated with the marketing and sale of the product. In addition, if the FDA approves our BLA, we will be required to implement a REMS program to minimize the potential risks of KRYSTEXXA treatment. The REMS program includes a Medication Guide for patients, a Communication Plan for health care providers, and an Assessment Plan to survey patients’ and providers’ understanding of the serious risks of KRYSTEXXA. The REMS program is subject to further negotiation and final approval by the FDA. The FDA may further revise the REMS program to impose significant additional obligations and commitments on us in the future. If imposed, such additional obligations and commitments may increase the cost of commercializing KRYSTEXXA, limit the commercial success of KRYSTEXXA and result in lower than expected future revenues.

Unless we are successful in consummating a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company, we may need to raise substantial additional capital to complete the development of and execute upon our commercial strategy for KRYSTEXXA. Such financing may only be available on terms unacceptable to us, or not at all. If we are unable to obtain financing on favorable terms, our business, results of operations and financial condition may be materially adversely affected.

As of June 30, 2009, we had $76.6 million in cash, cash equivalents and short-term investments (including restricted investments), as compared to $78.6 million as of December 31, 2008. As of June 30, 2009, we had an accumulated deficit of $228.4 million. After giving effect to the offering (assuming no exercise of the underwriters’ over-allotment option), we would have had approximately $129.5 million in cash, cash equivalents and short-term investments (including restricted investments) as of June 30, 2009 on a pro forma basis. The development and commercialization of pharmaceutical products requires substantial funds, and we currently have no committed external sources of capital. In recent periods, we have satisfied our cash requirements primarily through product sales and the divestiture of assets that were not core to our strategic business plan. However, our product sales of Oxandrin and our authorized generic Oxandrin brand equivalent product, oxandrolone, have declined substantially in recent years. Although we may consider divesting Oxandrin, any proceeds of that divestiture would not significantly improve our capital position, and we do not have further non-core assets to divest.

Our strategic plan is to seek approval from the FDA of KRYSTEXXA and to develop a program of regulatory filings and review of KRYSTEXXA in other countries. We continue to believe that a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company would serve to maximize the commercial prospects of KRYSTEXXA in the United States, Europe and other foreign countries. If we are not able to consummate a worldwide partnership or broader strategic transaction on terms acceptable to us, we intend to independently pursue the commercialization of KRYSTEXXA in the United States. Our future capital requirements will depend on many factors, including:

•	the timing of, and the costs involved in, obtaining regulatory approvals for KRYSTEXXA;

•	the cost of manufacturing activities;

•	the cost of commercialization activities, including product marketing, sales and distribution; and

•	our ability to establish and maintain additional collaborative arrangements relating to the commercialization of KRYSTEXXA in the United States and internationally.

If the FDA does not approve or materially delays approval of our BLA for KRYSTEXXA, or if we are not successful in consummating a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company, our cash needs will increase, and we may need to seek additional funding. We may not be able to obtain additional funds or, if such funds are available, such funding may not be on terms that are acceptable to us, particularly in light of current macroeconomic conditions. If we raise additional funds by issuing equity securities, dilution to our then-existing stockholders will result. If we issue preferred stock, it would likely include a liquidation preference and other terms that would adversely affect our stockholders. If we raise additional funds through the issuance of debt securities or borrowings, we may incur substantial interest expense and could become subject to financial and other covenants that could restrict our ability to take specified actions, such as incurring additional debt or making capital expenditures. If additional funds are not available on favorable terms, or at all, our business, results of operations and financial condition may be materially adversely affected, and we may be required to curtail or cease operations.

Our business focuses primarily on the development of a single product, KRYSTEXXA. If we are unable to complete the development of and execute upon our commercial strategy for KRYSTEXXA, or if we experience significant delays or unanticipated costs in doing so, our ability to generate product revenue and our likelihood of success will be materially harmed.

KRYSTEXXA is our only product candidate in development and our ability to generate product revenue will depend on the successful commercialization of this product. We do not have any other material assets or alternative business plans aside from executing our commercial strategy for KRYSTEXXA. As a result of our reliance on the development of this single product, much of our near term results and value as a company depend on the FDA granting marketing approval for KRYSTEXXA and our ability to execute our commercial strategy for this product. The failure of the FDA to grant marketing approval for KRYSTEXXA, or any material delays in the approval process, or our inability to execute our commercial strategy for KRYSTEXXA will substantially harm our ability to generate revenue, which would have a material adverse effect on our business. If we do not gain marketing approval for KRYSTEXXA or are unsuccessful in our efforts to execute our commercial strategy for this product, our business, results of operations and financial condition may be materially adversely affected, and we may be required to curtail or cease operations.

We have limited marketing and no sales capabilities. If we are unable to expand our sales and marketing capabilities or enter into sales and marketing agreements with third parties, we may be unable to generate product sales revenue from sales to customers.

To achieve commercial success for KRYSTEXXA, we must either develop a sales and marketing organization, outsource these functions to third parties, or enter into a worldwide partnership with a third party to commercialize KRYSTEXXA. We currently have limited marketing and no sales capabilities and we have minimized our pre-approval sales and marketing expenditures. As a result, if we obtain marketing approval for KRYSTEXXA, and independently launch and market KRYSTEXXA in the United States, we will need to rapidly expand our sales and marketing organization. This expansion will be difficult, expensive and time consuming. We may not be able to attract, hire, train and retain qualified sales and marketing personnel to build a significant or effective sales and marketing force for the sale of KRYSTEXXA. Alternatively, we may seek to enter into sales and marketing arrangements with third parties, which may not be on terms favorable to us. In addition, such third parties may not successfully perform such functions for us.

If we are not successful in our efforts to rapidly expand our internal sales and marketing capabilities or to enter into third-party sales and marketing arrangements, our ability to market and sell KRYSTEXXA and generate product sales revenue from sales to customers will be impaired.

The commercial success of KRYSTEXXA will depend upon the degree of market acceptance by physicians, patients, health care payors and others in the medical community. If KRYSTEXXA does not achieve an adequate level of acceptance, we may not generate sufficient additional revenues to achieve or maintain profitability.

Even if we are able to bring KRYSTEXXA to market, it may not gain or maintain market acceptance by physicians, patients, health care payors or others in the medical community. We believe the degree of market acceptance of KRYSTEXXA, if approved for commercial sale, will depend on a number of factors, including, but not limited to the:

•	prevalence and severity of any side effects that we have observed to date or that we observe in the future;

•	efficacy and potential advantages over alternative treatments;

•	ability to offer KRYSTEXXA for sale at competitive prices;

•	final labeling language;

•	terms of the final REMS program;

•	relative convenience and ease of administration of KRYSTEXXA compared with other alternatives;

•	timing of the release of KRYSTEXXA to the public compared to alternative products or treatments;

•	willingness of the target patient population to try KRYSTEXXA and of physicians to prescribe it;

•	strength of marketing and distribution support; and

•	whether third-party and government payors cover or reimburse for KRYSTEXXA, and if so, to what extent.

For example, Uloric (febuxostat) is a new treatment for gout that received FDA approval in February 2009. Febuxostat lowers uric acid levels by inhibiting uric acid formation through the same mechanism of action as allopurinol. While febuxostat is labeled for the chronic management of hyperuricemia in patients with gout, we may experience reduced demand for KRYSTEXXA in the event febuxostat is used to treat patients who failed on or were contraindicated to allopurinol, or if patients are otherwise treated with febuxostat prior to being treated with KRYSTEXXA. If KRYSTEXXA does not achieve an adequate level of acceptance, we may not generate sufficient additional revenues to achieve or maintain profitability.

Our business may be harmed if we do not adequately predict the market size or customer demand for KRYSTEXXA.

The market size, and the timing and amount of customer demand, for KRYSTEXXA will be difficult to predict. Based on the results of our Phase 3 trials, interim OLE study data and the draft labeling for KRYSTEXXA, we have conducted internal and commissioned external market research to forecast the size of the market for KRYSTEXXA. Ultimately, if we are able to bring KRYSTEXXA to market, the size of the market and demand for KRYSTEXXA would be based on the final approved label language, which may be different than the draft language most recently provided by the FDA. If the FDA provides marketing approval for KRYSTEXXA, but with labeling that is materially different than the current draft labeling, the market for KRYSTEXXA could be significantly smaller than we expect. In addition, our REMS program is subject to final approval, and could limit our commercial success and result in lower than expected future revenues. Moreover, if the actual rate at which physicians prescribe KRYSTEXXA is lower than we have forecasted based upon our market research, then our revenues would also be lower than expected.

In addition, demand for KRYSTEXXA may be harmed as a result of the introduction of new products to treat gout.

If we overestimate market size or customer demand, we could incur significant unrecoverable costs from creating excess manufacturing or commercial marketing capacity. In addition, if KRYSTEXXA is approved, it will have a limited shelf life at the time of the product launch, and we will incur lost revenues to the extent that any manufactured product is not sold and administered prior to its expiration. Any of these results could materially harm our business.

We face substantial competition, and our competitors may develop or commercialize alternative technologies or products more successfully than we do.

The pharmaceutical and biotechnology industries are intensely competitive. We face competition with respect to KRYSTEXXA from major pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions and other public and private research institutions that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Our competitors may develop products that are safer, are more effective, have fewer side effects, are more convenient or are less costly than KRYSTEXXA. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for KRYSTEXXA.

We are seeking approval for KRYSTEXXA for the treatment of chronic gout in patients refractory to conventional therapy, a subset of the broader population of patients with gout. By far the most prevalent treatment for gout today is allopurinol, which can lower uric acid levels by inhibiting uric acid formation. A small number of patients with gout are treated with probenecid, which can lower uric acid levels by promoting excretion of uric acid. In addition, febuxostat was recently approved by the FDA for the chronic management of hyperuricemia in patients with gout.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring products, product candidates and technologies complementary to, or necessary for, our programs or advantageous to our business.

If we fail to attract and retain senior management and other key personnel, we may not be able to complete the development of or execute upon our commercial strategy for KRYSTEXXA.

We are dependent on key members of our management team. As a result of recent changes in our senior management, including the resignation of our former President and Chief Executive Officer on mutually agreed terms, the termination of our former Chief Financial Officer and the resignation of our Senior Vice President, Chief Medical Officer, we are dependent on our Board of Directors, particularly our Chairman, Stephen O. Jaeger, and Lee S. Simon, M.D., who has been providing consulting services to us since January 2009. The loss of the services of Mr. Jaeger or Dr. Simon, or any member of our senior management team, would harm our ability to complete the development of and execute our commercial strategy for KRYSTEXXA. We have employment agreements with the key members of our management team and a consulting agreement with Dr. Simon, but these agreements are terminable by the individuals on short or no notice at any time without penalty. In addition, we do not maintain, and have no current intention of obtaining, “key man” life insurance on any member of our management team.

Recruiting and retaining qualified scientific and commercial personnel, including clinical development, regulatory, sales and marketing executives and field personnel, is also critical to our success. If we fail to recruit and then retain these personnel, our ability to pursue the development of and execute our commercial strategy for KRYSTEXXA may be compromised. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. If we cannot continue to attract and retain, on acceptable terms, the qualified personnel necessary for our business, we may not be able to complete the development of or execute upon our commercial strategy for KRYSTEXXA.

If it is approved for sale, KRYSTEXXA could be subject to restrictions or withdrawal from the market, and we may be subject to penalties, if we fail to comply with regulatory requirements or experience unanticipated problems with the product, which would materially harm our business.

If we obtain marketing approval for KRYSTEXXA, such approval, along with the manufacturing processes, reporting of safety or adverse events, post-approval clinical data, labeling, advertising and promotional activities, and REMS program, will be subject to continual requirements of, and review by, the FDA and other regulatory authorities, including thorough inspections of third-party manufacturing facilities.

These requirements include submission of safety and other post-marketing information and reports, registration requirements, current Good Manufacturing Practices, or cGMP, relating to quality control, quality assurance and corresponding maintenance of records and documents, and recordkeeping. The FDA enforces cGMP and other requirements through periodic unannounced inspections of manufacturing facilities. The FDA is authorized to inspect manufacturing facilities without a warrant at reasonable times and in a reasonable manner.

If, in connection with any future inspection, the FDA finds that we or any of our third-party manufacturers are not in substantial compliance with cGMP requirements, the FDA may undertake enforcement action against us.

Even if regulatory approval for KRYSTEXXA is granted, the approval may be subject to limitations on the indicated uses for which KRYSTEXXA may be marketed or to the conditions of approval. The approval may also contain requirements for costly post-marketing testing and surveillance to monitor KRYSTEXXA’s safety or efficacy. Later discovery of previously unknown problems with KRYSTEXXA or its manufacturing processes, such as known or unknown safety or adverse events, or failure to comply with regulatory requirements, may result in:

•	revisions of or adjustments to the product labeling;

•	restrictions on the marketing or manufacturing of KRYSTEXXA;

•	costly corrective advertising;

•	warning letters;

•	withdrawal of KRYSTEXXA from the market;

•	refusal to approve pending applications or supplements to approved applications;

•	voluntary or mandatory product recall;

•	fines or disgorgement of profits or revenue;

•	suspension or withdrawal of regulatory approvals, including license revocation;

•	shutdown, or substantial limitations on the operations, of manufacturing facilities;

•	refusal to permit the import or export of products;

•	product seizure; and

•	injunctions or the imposition of civil or criminal penalties.

If any of these events were to occur, our business would be materially harmed.

If we are unable to obtain adequate reimbursement from third-party payors, or acceptable prices, for KRYSTEXXA, our revenues and prospects for profitability will suffer.

Our future revenues and ability to become profitable will depend heavily upon the availability of adequate reimbursement for the use of KRYSTEXXA from government-funded and private third-party payors. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost effective; and

•	neither experimental nor investigational.

If our BLA for KRYSTEXXA is approved by the FDA, obtaining reimbursement approval for KRYSTEXXA from each government-funded and private third-party payor will be a time-consuming and costly process, which could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for KRYSTEXXA’s use. We may not be able to provide data sufficient to gain acceptance with respect to reimbursement.

Even when a payor determines that a product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some product uses that are approved by the FDA or similar authorities. Moreover, eligibility for coverage does not imply that any product will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs. If we are not able to obtain coverage and profitable reimbursement promptly from government-funded and private third-party payors for our products, our ability to generate revenues and become profitable will be compromised.

Federal legislation enacted in December 2003 has altered the way in which physician-administered drugs and biologics, such as KRYSTEXXA, are covered by Medicare and are reimbursed. Under this reimbursement methodology, physicians are reimbursed based on a product’s “average sales price.” This reimbursement methodology has generally led to lower reimbursement levels. This legislation also added an outpatient prescription drug benefit to Medicare, which went into effect in January 2006. These benefits will be provided primarily through private entities, which we expect will attempt to negotiate price concessions from pharmaceutical manufacturers.

Moreover, the U.S. Congress is currently considering legislation that would dramatically overhaul the health care system, including the possibility of creating a government health care plan. As part of this legislative initiative, Congress is considering a number of proposals that are intended to reduce or limit the growth of health care costs, which could significantly change the market for pharmaceuticals and biological products.

If such proposals are enacted, they could, among other things, increase pressure on drug pricing or make it more costly for patients to gain access to prescription drugs like KRYSTEXXA at affordable prices. This could lead to fewer prescriptions for KRYSTEXXA and could force individuals who are prescribed KRYSTEXXA to pay significant out-of-pocket costs or pay for the prescription entirely by themselves. As a result of such initiatives, market acceptance and commercial success of our product may be limited and our business may be harmed.

If the FDA provides marketing approval for KRYSTEXXA, this product may also be eligible for reimbursement under Medicaid. If state-specific Medicaid programs do not provide adequate coverage and reimbursement for KRYSTEXXA, it may have a negative impact on our operations.

The scope of coverage and payment policies varies among private third-party payors, including indemnity insurers, employer group health insurance programs and managed care plans. These third-party carriers may base their coverage and reimbursement on the coverage and reimbursement rate paid by carriers for Medicare beneficiaries. Furthermore, many such payors are investigating or implementing methods for reducing health care costs, such as the establishment of capitated or prospective payment systems. Cost containment pressures have led to an increased emphasis on the use of cost-effective products by health care providers. If third-party payors do not provide adequate coverage or reimbursement for KRYSTEXXA, it could have a negative effect on our revenues and results of operations.

Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products abroad and could materially adversely affect our business.

We intend to have our products marketed outside the United States. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. While we have been unable to do so to date, if we are able to establish a development and commercialization partnership for KRYSTEXXA for markets outside the United States, third parties may be responsible for obtaining regulatory approvals outside the United States. If this occurs, we will depend on such third parties to obtain these approvals. The approval procedure varies among countries and can involve additional testing or pre-filing requirements such as a pediatric investigational plan. The EMEA informed us that we must file such a plan prior to the filing of a Marketing Authorization Application. The time required to obtain foreign regulatory approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We and our collaborators may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. The failure to obtain these approvals could materially adversely affect our business, financial condition and results of operations.

Foreign governments tend to impose strict price controls, which may adversely affect our revenues.

In some foreign countries, particularly the countries of the European Union and Canada, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take, at a minimum, an additional six to 12 months after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval for KRYSTEXXA in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. The conduct of such a clinical trial would be expensive and result in delays in commercialization of KRYSTEXXA in such markets. If reimbursement is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

Legislation has been introduced in the U.S. Congress that, if enacted, would permit more widespread reimportation of drugs from foreign countries into the United States. This may include reimportation from foreign countries where the drugs are sold at lower prices than in the United States. Such legislation, or similar regulatory changes, could decrease the revenue we receive for any approved products, which, in turn, could adversely affect our operating results and our overall financial condition.

Risks relating to our reliance on third parties

We have no manufacturing capabilities and limited manufacturing personnel. We depend on third parties to manufacture KRYSTEXXA. If these manufacturers fail to meet our manufacturing requirements at acceptable quality levels and at acceptable cost, and if we are unable to identify suitable replacements, our commercialization efforts may be materially harmed.

We have limited personnel with experience in, and we do not own facilities for, the manufacturing of any of our products. We depend on third parties to manufacture KRYSTEXXA. We have entered into commercial supply agreements with third-party manufacturers, NOF Corporation, or NOF, BTG and Enzon Pharmaceuticals, Inc., or Enzon, located in Indianapolis, Indiana, respectively, to supply mPEG-NPC, a key raw material in the manufacture of the pegloticase drug substance, to produce the pegloticase drug substance and to produce the KRYSTEXXA drug product. These companies are our sole source suppliers for the mPEG-NPC, the pegloticase drug substance and the KRYSTEXXA drug product.

Our third-party manufacturers have not yet manufactured KRYSTEXXA on a sustained basis at full capacity that would support our market forecasts if KRYSTEXXA receives FDA approval. In addition, in order to produce KRYSTEXXA in the quantities necessary to meet anticipated market demand if the product is approved, we and our contract manufacturers will need to increase the overall manufacturing capacity for the pegloticase drug substance. If we are unable to increase our manufacturing capacity or qualify an additional supplier, or if the cost of the increased capacity is uneconomical to us, we may not be able to produce KRYSTEXXA in a sufficient quantity to meet future demand, which would adversely affect our projected revenues and gross margins.

BTG underwent a pre-approval inspection by the FDA in June 2009, as a result of which the FDA identified certain deficiencies. The FDA has required that these deficiencies be corrected prior to the approval of the KRYSTEXXA BLA. BTG has submitted a work plan and a timeline to the FDA for correction of these deficiencies. A satisfactory inspection report for the remediation of such deficiencies is required by the FDA prior to the approval of the KRYSTEXXA BLA. The FDA may also require a reinspection of the BTG facility. Failure by BTG to adequately and timely remediate these deficiencies may delay the issuance of the regulatory approvals that are necessary to market KRYSTEXXA in the United States, or they may not be obtained at all. If a reinspection by the FDA of the BTG facility is necessary, this could cause further delays in the issuance of such regulatory approvals.

In addition, future hostilities in Israel could harm BTG’s ability to supply us with the pegloticase drug substance and could harm our commercialization efforts. Moreover, in the event that the FDA requires a reinspection of the BTG facility prior to approval, the scheduling of such reinspection could be delayed in the event of future hostilities in Israel. Prior inspections of BTG scheduled by the FDA were in fact delayed for this reason.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including:

•	reliance on the third party for regulatory compliance, quality assurance and adequate training in management of manufacturing staff;

•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and

•	the possibility of termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

Any of these risks could cause us to be unable to obtain sufficient quantities of KRYSTEXXA to meet future demand, which would adversely affect our projected revenues and gross margins.

The manufacture and packaging of pharmaceutical products such as KRYSTEXXA are subject to the requirements of the FDA and similar foreign regulatory bodies. If we or our third-party manufacturers fail to satisfy these requirements, our product development and commercialization efforts may be materially harmed.

The manufacture and packaging of pharmaceutical products, such as KRYSTEXXA, are regulated by the FDA and similar foreign regulatory bodies and must be conducted in accordance with the FDA’s cGMP and comparable requirements of foreign regulatory bodies. Failure by us or our third-party manufacturers to comply with applicable regulations, requirements, or guidelines could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

Prior to the approval of our BLA, our third-party manufacturers, including BTG, Enzon and NOF, are subject to preapproval inspection by the FDA and any unsatisfactory results of such preapproval inspections may delay the issuance of the regulatory approvals that are necessary to market KRYSTEXXA. If our third-party manufacturers do not pass such FDA or other regulatory inspections for any reason, including equipment failures, labor difficulties, failure to meet stringent manufacturing, quality control or quality assurance practices, or natural disaster, our ability to execute upon our commercial strategy for KRYSTEXXA will be jeopardized.

Qualifying Diosynth RTP as a global secondary source supplier of pegloticase, any other change to any of our third-party manufacturers for KRYSTEXXA or any change in the location where KRYSTEXXA is manufactured would require prior FDA review, approval and validation of the manufacturing process and procedures for KRYSTEXXA. This review, approval and validation would be costly and time consuming and could delay or prevent the manufacture of KRYSTEXXA at such facility.

We have engaged Diosynth RTP, or Diosynth, which is located in North Carolina, as a global secondary source supplier of the pegloticase drug substance used in KRYSTEXXA. In connection with the FDA’s consideration of Diosynth as a global secondary source supplier of pegloticase, Diosynth is required to produce validation batches of the pegloticase drug substance to demonstrate to the FDA that the materials produced at Diosynth are comparable to those produced at BTG. If the FDA approves BTG as a manufacturer of pegloticase drug substance used in KRYSTEXXA, and if we cannot establish to the satisfaction of the FDA that the pegloticase drug substance manufactured at Diosynth is comparable to the drug substance manufactured at BTG, we may not be permitted to use the pegloticase drug substance manufactured at Diosynth in the formulation of KRYSTEXXA. We do not expect FDA approval of the Diosynth manufacturing facility to be completed until the second half of 2011 at the earliest.

If we elect to manufacture the pegloticase drug substance used in KRYSTEXXA at the facility of another third-party, if we elect to engage a new company to fill and finish KRYSTEXXA or if we change the location where KRYSTEXXA is manufactured, we would need to ensure that the new facility and the manufacturing process are in substantial compliance with the FDA’s cGMP. Any such new facility would also be subject to a pre-approval inspection by the FDA, and a successful technology transfer and subsequent validation by the FDA would be required. Any delays or failures in satisfying these requirements could delay our ability to manufacture KRYSTEXXA.

If the company on which we plan to rely for fill and finish services for KRYSTEXXA is unable to perform these services for us, our business may suffer.

We have outsourced the operation for KRYSTEXXA fill and finish services to a single company, Enzon. We have not established internal redundancy for our fill and finish functions and currently have no substitute that can provide these services. If we successfully commercialize KRYSTEXXA and if Enzon is unable to perform these services for us, we would need to identify and engage an alternative company or develop our own fill and finish capabilities. Any new contract fill and finish manufacturer or capabilities that we acquire or develop will need to obtain FDA approval. Identifying and engaging a new contract fill and finish manufacturer or developing our own capabilities and obtaining FDA approval could involve significant cost and delay. As a result, we might not be able to deliver KRYSTEXXA orders on a timely basis, and our business would be harmed.

We rely on third parties to conduct our clinical development activities for KRYSTEXXA and those third parties may not perform satisfactorily, which could delay regulatory approval and commercialization of KRYSTEXXA.

We do not independently conduct clinical development activities for KRYSTEXXA, including any additional clinical trials that may be required, or we may elect, to conduct in the future. We rely on third parties, such as contract research organizations, clinical data management organizations, medical institutions and clinical investigators, to perform this function. We use multiple contract research organizations to coordinate the efforts of our clinical investigators and to accumulate the results of our trials. Our reliance on these third parties for clinical development activities reduces our control over these activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocol for the trial. Moreover, the FDA requires us and third parties acting on our behalf to comply with good clinical practices for conducting, recording and reporting the results of clinical trials to ensure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors.

If these third parties do not successfully carry out their contractual obligations, meet expected deadlines or conduct our clinical development activities in accordance with regulatory requirements or our stated protocols, we may not be able to obtain, or may be delayed in obtaining, regulatory approvals for KRYSTEXXA and may not be able to, or may be delayed in our efforts to, successfully execute upon our commercial strategy for KRYSTEXXA.

We also rely on third parties to store and distribute drug supplies for our clinical development activities. Any performance failure on the part of such third parties could delay regulatory approval or commercialization of KRYSTEXXA, causing us to incur additional expenses and harming our ability to generate additional revenue.

We are seeking a worldwide partner for the further development and commercialization of KRYSTEXXA, and we expect to continue to depend on collaborations with third parties. If we are not successful in these efforts, we may fail to meet our business objectives.

We currently depend on third parties in many aspects of the development and commercialization of KRYSTEXXA. Although we are seeking to establish a development and commercialization partnership for KRYSTEXXA as part of our strategic business plan, to date we have not been able to enter into such a partnership. If we are unable to reach agreements with suitable partners, we may fail to meet our business objectives for KRYSTEXXA.

We face significant competition in seeking appropriate partners. Such arrangements may not be scientifically or commercially successful. The termination of such an arrangement might adversely affect our ability to develop, commercialize and market our products.

The success of any collaboration arrangements will depend heavily on the efforts and activities of any potential collaborators. Any potential collaborators will have significant discretion in determining the efforts and resources that they will apply to such collaborations. The risks that we face in connection with potential collaborations include the following:

•	collaboration agreements are generally for fixed terms and subject to termination under various circumstances, including, in many cases, on short notice without cause;

•

we expect to be required in any collaboration agreements not to conduct specified types of research and development in the field that is the subject of the collaboration. These agreements may have the effect of limiting the areas of research and development that we may pursue, either alone or in cooperation with third parties;

•

collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with our products that are the subject of the collaboration with us; and

•

collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in our industry. The ability of KRYSTEXXA to reach its potential could be limited if any potential collaborators decrease or fail to increase spending related to any collaboration.

Collaborations with pharmaceutical companies and other third parties often are terminated or allowed to expire by the other party. Such terminations or expirations can adversely affect us financially as well as harm our business reputation.

Risks relating to intellectual property

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are party to various license agreements and we may enter into additional license agreements in the future. For example, we license exclusive worldwide rights to patents and pending patent applications that constitute the fundamental composition of matter and underlying manufacturing patents for KRYSTEXXA from Mountain View Pharmaceuticals, Inc., or Mountain View, and Duke University, or Duke. Under the agreement, we are required to use best efforts to bring to market and diligently market products that use the licensed technology. We also must provide Mountain View and Duke with specified information relating to the development of KRYSTEXXA. The agreement requires us to pay to Mountain View and Duke quarterly royalty payments within 60 days after the end of each quarter based on net sales we make in that quarter. The royalty rate for a particular quarter ranges between 8% and 12% of net sales based on the amount of cumulative net sales made by us or our sub-licensees. Under the agreement, we are also required to pay royalties of 20% of any revenues or other consideration we receive from sub-licensees during any quarter. As of June 30, 2009, we have made aggregate payments of approximately $1.7 million to Mountain View and Duke for the achievement of milestones under this agreement. If we obtain regulatory approval in one of five major global markets, which includes FDA approval in the United States, we will be required to make aggregate milestone payments of approximately $0.8 million under this agreement.

The agreement with Mountain View and Duke remains in effect, on a country-by-country basis, for the longer of 10 years from the date of first sale of KRYSTEXXA in such country and the date of expiration of the last-to-expire patent covered by the agreement in such country. The licensors may terminate the agreement with respect to the countries affected upon our material breach, if not cured within a specified period of time, immediately after our third or subsequent material breach of the agreement or our fraud, willful misconduct or illegal conduct. The licensors may also terminate the agreement in the event of our bankruptcy or insolvency. Upon a termination of the agreement in one or more countries, all intellectual property rights conveyed to us under the agreement with respect to the terminated countries, including regulatory applications and pre-clinical and clinical data, revert to Mountain View and Duke and we are permitted to sell off any remaining inventory of KRYSTEXXA for such countries.

In addition, we could have disputes with our current and future licensors regarding, for example, the interpretation of terms in our agreements. Any such disagreements could lead to delays in the development or commercialization of any potential products or could result in time- consuming and expensive litigation or arbitration, which may not be resolved in our favor.

If we fail to comply with our obligations under the agreement, we could lose the ability to develop and commercialize KRYSTEXXA, which could require us to curtail or cease our operations.

If we are unable to obtain and maintain protection for the intellectual property relating to our technology and products, the value of our technology and products will be adversely affected.

Our success will depend in large part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technology and products. The patent situation in the field of biotechnology and pharmaceuticals is highly uncertain and involves complex legal and scientific questions. We may not be able to obtain additional issued patents relating to our technology or products. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length or term of patent protection we may have for our products. Generic forms of our product Oxandrin were introduced to the market in late 2006. As a result, our results of operations have been harmed. The patents and, if issued, patent applications relating to KRYSTEXXA, would expire between 2019 and 2026, unless patent term extensions are obtained. Changes in either patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Our patents also may not afford us protection against numerous competitors with similar technology. Patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Therefore, because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to develop the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications. In addition, patents generally expire, regardless of their date of issue, 20 years from the earliest claimed non-provisional filing date. As a result, the time required to obtain regulatory approval for a product candidate may consume part or all of the patent term. We are not able to accurately predict the remaining length of the applicable patent term following regulatory approval of any of our product candidates.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely upon unpatented proprietary technology, processes and know-how. We seek to protect this information in part through confidentiality agreements with our employees, consultants and third parties. If any of these agreements are breached, we may not have adequate remedies for any such breach. In addition, any remedies we may seek may prove costly. Furthermore, our trade secrets may otherwise become known or be independently developed by competitors. If we are unable to protect the confidentiality of our proprietary information and know-how, competitors may be able to use this information to develop products that compete with our products, which could adversely affect our business.

If we infringe or are alleged to infringe intellectual property rights of third parties, our business may be adversely affected.

Our development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights. We are aware of patent applications filed by, and patents issued to, other entities with respect to technology potentially useful to us and, in some cases, related to products and processes being developed by us. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us, our licensors or our collaborators that would cause us to incur substantial expenses. If such third party claims are successful, we could be liable for substantial damages. Further, if a patent infringement suit were brought against us, our licensors or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we, our licensors or our collaborators may choose or be required to seek a license from the third party and be required to pay license fees, royalties or both. These licenses may not be available on acceptable terms or at all. Even if we, our licensors or our collaborators were able to obtain a license, our rights may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

The pharmaceutical and biotechnology industries have experienced substantial litigation and other proceedings regarding patent and other intellectual property rights. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the U.S. Patent and Trademark Office and opposition proceedings in the European Patent Office or in another patent office, regarding intellectual property rights with respect to our products and technology. The costs to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could adversely affect our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

In the future we may be involved in costly legal proceedings to enforce or protect our intellectual property rights or to defend against claims that we infringe the intellectual property rights of others.

Litigation is inherently uncertain and an adverse outcome could subject us to significant liability for damages or invalidate our proprietary rights and adversely impact our ability to develop and market KRYSTEXXA. Legal proceedings that we initiate to protect our intellectual property rights could also result in counterclaims or countersuits against us. Any litigation, regardless of its outcome, could be time consuming and expensive to resolve and could divert our management’s time and attention. Any intellectual property litigation also could force us to take specific actions, including any of the following:

•	cease selling products or undertaking processes that are claimed to be infringing a third party’s intellectual property;

•	obtain licenses to make, use, sell, offer for sale or import the relevant technologies from the intellectual property’s owner, which licenses may not be available on reasonable terms or at all;

•	redesign products or processes that are claimed to be infringing a third party’s intellectual property; or

•	pursue legal remedies with third parties to enforce our indemnification rights, which may not adequately protect our interests.

We have been involved in several lawsuits and disputes regarding intellectual property in the past. We could be involved in similar disputes or litigation in the future. An adverse decision in any intellectual property litigation could have a material adverse effect on our business, results of operations and financial condition.

Risks relating to our results of operations and your investment in our common stock

We may not be able to achieve profitability. We have incurred operating losses from continuing operations since 2004 and anticipate that we will incur operating losses from continuing operations for the foreseeable future, particularly as a result of increasing expenses related to our development and, if our BLA is approved by the FDA, commercialization of KRYSTEXXA.

We continue to incur substantial operating losses from continuing operations. Our operating losses from continuing operations were $40.4 million for the six months ended June 30, 2009 and $89.0 million and $69.2 million for the years ended December 31, 2008 and 2007, respectively. Our operating losses from continuing operations are the result of two factors: increasing operating costs and decreasing product revenues. We have incurred and expect to continue to incur significant costs in connection with our research and development activities, including clinical trials, and from selling, general and administrative expenses associated with our operations. Product sales of Oxandrin and oxandrolone, on which our continuing operations have been substantially dependent, have declined substantially in recent years. Sales of Oxandrin and, since December 2006, oxandrolone have accounted for 100% of our continuing net product sales.

Our ability to achieve operating profitability in the future depends on the successful commercialization of KRYSTEXXA. If we do not receive regulatory approval for KRYSTEXXA, or experience significant delays or unanticipated costs in doing so, or if sales revenue from KRYSTEXXA, if it receives marketing approval, is insufficient, we may never achieve operating profitability. If we do receive regulatory approval for KRYSTEXXA and have not been successful in consummating a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company, we would expect to incur significant expenditures in connection with its commercialization. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

We expect sales of Oxandrin and oxandrolone to remain flat or continue to decrease, which may continue to harm our results of operations.

Sales of Oxandrin and oxandrolone have declined substantially in recent years due to generic competition. Our sales of Oxandrin and oxandrolone in the United States are also affected by fluctuations in the buying patterns of the three major drug wholesalers to which we principally sell these products. In the past, wholesalers have reduced their inventories of Oxandrin and oxandrolone. We expect that wholesalers will continue to reduce such inventories as a result of generic competition, further decreasing our revenues from these products.

Sales of Oxandrin and oxandrolone have also decreased as a result of the elimination of reimbursement, or limited reimbursement practices, by some states under their AIDS Drug Assistance Programs via their state Medicaid programs for HIV/AIDS prescription drugs, including Oxandrin and oxandrolone. Other state formularies may follow suit.

We have considered the demand deterioration of Oxandrin and oxandrolone in estimating future product returns. However, our demand forecasts are based upon our management’s best estimates. Future product returns in excess of our historical reserves could reduce our revenues even further and adversely affect our results of operations.

In addition, we do not have the ability to independently distribute our oxandrolone tablets and depend on our distribution partner, Watson Pharma, Inc., or Watson, to distribute this product for us. If Watson fails to carry out its contractual obligations, does not devote sufficient resources to the distribution of oxandrolone, or does not carry out its responsibilities in the manner we expect, our oxandrolone product may not compete successfully against other generics, and our results of operations could be further harmed.

Our stock price is volatile, which could adversely affect your investment.

Our stock price has been, and is likely to continue to be, volatile. Between January 1, 2008 and September 30, 2009, our common stock has traded as high as $28.42 per share and as low as $2.80 per share. The stock market in general, and the market for biotechnology companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price of our common stock may be influenced by many factors, including:

•	our ability to sustain our operations with our existing cash reserves;

•	whether we obtain regulatory approval for KRYSTEXXA, and the timing of such approval;

•	if we obtain regulatory approval for KRYSTEXXA, whether it achieves market acceptance;

•	the nature of post-marketing commitments;

•	the disclosure of information relating to the efficacy or safety of KRYSTEXXA;

•	announcements of technological innovations or developments relating to competitive products or product candidates;

•	the costs of commercialization activities, including product marketing, manufacturing, sales and distribution;

•	our ability to obtain adequate capital resources to execute our business strategy;

•	market conditions in the pharmaceutical and biotechnology industries and the issuance of new or revised securities analyst reports or recommendations;

•	period-to-period fluctuations in our financial results;

•	regulatory developments in the United States and foreign countries;

•	our issuance of additional shares of our common stock in capital raising transactions, or upon the exercise of outstanding warrants to purchase shares of our common stock;

•	general economic, industry and market conditions; and

•	other factors described in this “Risk factors” section.

The volatility of our common stock imposes a greater risk of capital losses for our stockholders than a less volatile stock would. In addition, volatility makes it difficult to ascribe a stable valuation to a stockholder’s holdings of our common stock.

We expect our quarterly results to fluctuate, which may cause volatility in our stock price.

Our revenues from product sales of Oxandrin and oxandrolone have in the past displayed and may in the future continue to display significant variations. These variations may result from a variety of factors, including:

•	increased competition from new or existing products, including generic products;

•	the amount and timing of product sales;

•	changing demand for our products;

•	our inability to provide adequate supply for our products;

•	changes in wholesaler buying patterns;

•	returns of expired products;

•	changes in government or private payor reimbursement policies for our products;

•	the timing of the introduction of new products;

•	the timing and realization of milestone and other payments to licensees;

•	the timing and amount of expenses relating to research and development, product development and manufacturing activities;

•	the timing and amount of expenses relating to sales and marketing;

•	the timing and amount of expenses relating to general and administrative activities;

•	the extent and timing of costs of obtaining, enforcing and defending intellectual property rights; and

•	any charges related to acquisitions.

In addition, our expenses have fluctuated and are likely to increase significantly in the future in connection with our development and commercialization efforts related to KRYSTEXXA. As a result, any decrease in revenues or increase in expenses will likely adversely affect our earnings in a significant manner until revenues can be increased or expenses reduced. We expect that our revenues and earnings from sales of Oxandrin and oxandrolone will remain flat or continue to decrease. Because of fluctuations in revenues and expenses, it is possible that our operating results for a particular quarter or quarters will not meet the expectations of public market analysts and investors, which could cause the market price of our common stock to decline.

We are a party to a stockholder lawsuit regarding the adequacy of our public disclosure, which could have a material adverse affect on our business, results of operations and financial condition.

In November 2008, Richard Sagall, an alleged stockholder of our company, commenced an action in the U.S. District Court for the Southern District of New York to certify a class of stockholders who held securities of our company between December 13, 2007 and October 24, 2008. The suit alleges that we made false and misleading statements relating to the GOUT1 and GOUT2 Phase 3 clinical trials and that we failed to disclose in a timely manner serious adverse events which occurred in five patients in these trials. A lead plaintiff was appointed in March 2009 resulting in the re-captioning of the action as Lawrence J. Koncelik, Jr. vs. Savient Pharmaceuticals, et al, and an amended complaint was filed relating to this matter in April 2009. In June 2009, we filed a motion to dismiss the action. We intend to vigorously defend against this action.

We expect that the costs related to this suit will be significant and we can provide no assurance as to its outcome. If we are not successful in defending this action, we may be required to pay substantial damages to the plaintiffs. As a result, our business, results of operations and financial condition could be materially adversely affected. In addition, even if we are successful, the defense of this action will continue to divert the attention of our management and other resources that would otherwise be engaged or utilized in operating our business.

Our outstanding warrants may be exercised in the future, which would increase the number of shares of our common stock in the public market and result in dilution to our stockholders.

In April 2009, we completed a financing in which we issued 5,927,343 shares of our common stock and warrants to purchase up to 5,038,237 shares of our common stock. The warrants are exercisable at any time on or after the date of issuance and expire on the earlier of November 2, 2010 and the date that is nine months after the date on which we publicly announce that we have addressed all items required by the FDA to be addressed before our BLA can be approved.

Pursuant to the terms of the warrants, the exercise price for the warrants is $10.46 per share. We may, at our or the warrant holder’s election, issue net shares in lieu of a cash payment of the exercise price by the warrant holder upon exercise.

In the event that we enter into a merger or change of control transaction, the holders of the warrants will be entitled to receive consideration as if they had exercised the warrant immediately prior to such transaction or may instead require us to purchase the warrant for cash at the Black-Scholes value of the warrant on the date of such transaction.

Effecting a change of control of our company could be difficult, which may discourage offers for shares of our common stock.

Our certificate of incorporation and the Delaware General Corporation Law, or the DGCL, contain provisions that may delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include the requirements of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder,” generally deemed a person that, together with its affiliates, owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	our Board of Directors approves the transaction before the third party acquires 15% of our stock;

•	the third party acquires at least 85% of our stock at the time its ownership exceeds the 15% level; or

•	our Board of Directors and the holders of two-thirds of the shares of our common stock not held by the third-party vote in favor of the transaction.

Our certificate of incorporation also authorizes us to issue up to 4,000,000 shares of preferred stock in one or more different series with terms fixed by our Board of Directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult for a person or group to acquire control of our company. No shares of our preferred stock are currently outstanding. Although our Board of Directors has no current intention or plan to issue any preferred stock, issuance of these shares could also be used as an anti-takeover device.

Product liability lawsuits could cause us to incur substantial liabilities.

We face an inherent risk of product liability exposure related to product sales of Oxandrin and oxandrolone. We also face the risk of product liability exposure related to the testing and, if approved by the FDA, future product sales of KRYSTEXXA. If we cannot successfully defend ourselves against claims that our products or product candidates caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for KRYSTEXXA;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	withdrawal or recall of a product from the market;

•	modification to product labeling that may be unfavorable to us;

•	costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients; and

•	loss of revenue.

We currently have product liability insurance coverage in place, which is subject to coverage limits and deductibles. The amount of insurance that we currently hold may not be adequate to cover all liabilities that may occur. Product liability insurance is difficult to obtain and increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage with policy limits that will be adequate to satisfy any liability that may arise.

Risks relating to this offering

Our management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development and commercialization of KRYSTEXXA and cause the price of our common stock to decline.

Investors will experience immediate and substantial dilution in the net tangible book value per share of the common stock they purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $13.29 per share, if you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of $12.32 per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Forward-looking statements

This prospectus supplement, the accompanying prospectus, the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering include forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties. All statements, other than statements of historical fact that we include in this prospectus supplement, the accompanying prospectus, the documents we incorporate by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, including statements regarding our strategy, future operations, future financial position, future results of operations, future cash flows, projected costs, financing plans, product development, commercialization of our product candidate, possible strategic alliances, competitive position, prospects, plans and objectives of management, may be deemed forward-looking statements for purposes of the Securities Act and the Exchange Act. We often use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” and “would,” and similar expressions, to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, among other things, statements about:

•	the FDA’s consideration of our BLA for KRYSTEXXA, and our ability to obtain necessary FDA and foreign regulatory approvals;

•	our ability to complete the development of and execute upon our commercial strategy for KRYSTEXXA;

•	our ability to collaborate with a partner for the commercialization of KRYSTEXXA in the United States or internationally;

•	our ability to achieve profitability and raise the additional capital needed to achieve our business objectives; and

•	the market size for KRYSTEXXA and its degree of market acceptance.

Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including the factors described under “Risk factors” beginning on page S-10 of this prospectus supplement. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus, the documents we incorporate by reference and any free writing prospectus that we have authorized for use in connection with this offering as being applicable to all related forward- looking statements wherever they appear in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any free writing prospectus that we have authorized for use in connection with this offering. We do not assume, and specifically disclaim, any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds

We estimate that the net proceeds from the sale of the 4,300,000 shares of our common stock in this offering will be approximately $52.9 million, or approximately $60.9 million if the underwriters exercise in full their option to purchase 645,000 additional shares of our common stock, based on the public offering price of $13.29 per share and after deducting the underwriting discounts and commissions and all other estimated offering expenses that are payable by us.

We currently intend to use the net proceeds from this offering:

•	to complete our effort to seek FDA approval of KRYSTEXXA;

•	to develop a program of regulatory filings and review of KRYSTEXXA in other countries;

•	to engage a global secondary source supplier and a secondary fill and finish manufacturer for pegloticase; and

•	for working capital and other general corporate purposes.

We have not determined the allocation of the net proceeds from this offering among these uses. The amount that we actually expend for each of these purposes may vary significantly depending upon numerous factors, including the costs and timing of our efforts to obtain FDA approval for KRYSTEXXA, whether we are successful in our efforts to enter into collaborations or strategic transactions with third parties involving KRYSTEXXA, the costs of such collaborations, if and when KRYSTEXXA is approved by regulatory authorities, and the progress of our research and development programs.

Pending the application of the net proceeds, we intend to invest the net proceeds in short-term U.S. government security money market funds.

We continue to believe that a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company would serve to maximize the commercial prospects of KRYSTEXXA in the United States, Europe and other foreign countries.

Dilution

Our net tangible book value as of June 30, 2009 was approximately $10.9 million, or $0.18 per share. This net tangible book value per share was determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2009. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 4,300,000 shares of our common stock in this offering at the public offering price of $13.29 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2009 would have been approximately $63.8 million, or $0.97 per share. This represents an immediate increase in net tangible book value of $0.79 per share to existing stockholders and immediate dilution in net tangible book value of $12.32 per share to new investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per share		$13.29
Net tangible book value per share as of June 30, 2009	$0.18
Increase per share attributable to new investors	$0.79

As adjusted net tangible book value per share after this offering		$0.97

Dilution per share to new investors		$12.32

If the underwriters exercise in full their option to purchase 645,000 additional shares of our common stock at the public offering price of $13.29 per share, the as adjusted net tangible book value after this offering would be $1.08 per share, representing an increase in net tangible book value of $0.91 per share to existing stockholders and immediate dilution in net tangible book value of $12.21 per share to new investors purchasing our common stock in this offering at the public offering price.

The above discussion and table are based on 61,376,000 shares of our common stock outstanding as of June 30, 2009, and exclude:

•	3,186,591 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2009, having a weighted-average exercise price of approximately $7.60 per share;

•	5,038,237 shares of our common stock issuable upon the exercise of warrants outstanding as of June 30, 2009, having an exercise price of $10.46 per share; and

•

an aggregate of 2,493,754 shares of our common stock reserved for future issuance under our 2004 Incentive Plan and 461,365 shares of our common stock reserved for future issuance under our 1998 Employee Stock Purchase Plan as of June 30, 2009.

To the extent that any of our outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of our common stock listed next to its name in the following table:

Underwriters	Number of shares

J.P. Morgan Securities Inc.	2,580,000
Wedbush Morgan Securities, Inc.	1,505,000
Lazard Capital Markets LLC	215,000

Total	4,300,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.47844 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.15948 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 645,000 additional shares of our common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of our common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of our common stock. The underwriting fee is $0.7974 per share. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise

Per share	$0.7974	$0.7974
Total	$3,428,820	$3,943,143

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $850,000.

We have agreed, for a period of 90 days after the date of this prospectus supplement, not to, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission, or SEC, a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than (A) the shares of our common stock to be sold in the offering, (B) any shares of our common stock issued upon the exercise of options granted under our stock option plans or employee stock purchase plans or upon the vesting of restricted stock units and performance share awards and outstanding warrants, (C) any options and other awards granted under our stock option plans or employee stock purchase plans or the grant of shares of our common stock under an employee stock purchase plan in effect as of the date of the underwriting agreement and (D) the issuance of shares of our common stock or other securities in connection with any strategic transaction that includes a commercial relationship (including joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements; in each case, provided that the amount of shares to be received by such third party is less than 5% of the outstanding shares of our common stock) or any acquisition of assets of not less than a majority or controlling portion of the equity of another entity, provided that any such shares of our common stock and securities issued pursuant to this clause (D) during the 90-day restricted period described above, or any extension thereof as described below, shall be subject to the restrictions described above for the remainder of such restricted period. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period of 90 days after the date of this prospectus supplement, may not, subject to limited exceptions, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including without limitation, shares of our common stock or such other securities which may be deemed to be beneficially owned by the lock- up signatory in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on The NASDAQ Global Market under the symbol “SVNT.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive, or the EU Prospectus Directive, is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Certain of the underwriters and their affiliates and Lazard Frères & Co. LLC have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Legal matters

The validity of the shares of our common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Dechert LLP, Philadelphia, Pennsylvania, is acting as counsel for the underwriters in connection with various matters related to this offering.

Experts

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus supplement by reference from Savient’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as the effectiveness of internal control over financial reporting have been audited by McGladrey & Pullen LLP, an independent registered public accounting firm, as stated in its reports, have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

Where you can find more information

This prospectus supplement and accompanying prospectus constitute a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. We refer you to this registration statement for further information about us and the common stock offered hereby.

We file annual, quarterly and special reports and other information with the SEC (Commission File Number 0-15313). These filings contain important information that does not appear in this prospectus supplement or the accompanying prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

Information incorporated by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents that we have filed or will file with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. We are incorporating by reference in this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009;

•

the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 30, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 8, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the SEC on August 10, 2009, amended by our Form 10-Q/A, filed with the SEC on August 11, 2009;

•

our Current Reports on Form 8-K, filed with the SEC on January 23, 2009, February 10, 2009, February 19, 2009 (two 8-Ks), April 3, 2009, June 8, 2009, June 25, 2009, August 17, 2009, September 25, 2009 and October 8, 2009 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such forms that relate to such portions); and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC and declared effective on July 26, 1983, including any amendment or reports filed for the purpose of updating such description.

All documents (other than the portions of any Current Reports on Form 8-K furnished but not filed pursuant to SEC rules and the exhibits filed on such forms that relate to such portions) that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination or completion of this offering of common stock shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus supplement and the accompanying prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement and the accompanying prospectus may update and replace statements in and portions of this prospectus supplement, the accompanying prospectus or the above listed documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of these documents are delivered, upon written or oral request of any such person, a copy of any or all of the documents that are incorporated herein by reference. Requests should be directed to:

Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816,
Attention: Investor Relations, Telephone: (732) 418-9300

PROSPECTUS

$200,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants

We may from time to time issue up to $200,000,000 aggregate principal amount of common stock, preferred stock, debt securities and warrants. We may sell these securities to or through underwriters, directly to investors or through agents. We will specify the terms of the securities, and the names of any underwriters or agents, in supplements to this prospectus.

Our common stock is listed on The Nasdaq Global Market under the symbol “SVNT.”

Investing in our securities involves significant risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of the prospectus is October 10, 2007.

In this prospectus, the terms “we,” “our,” and “us” refer to Savient Pharmaceuticals, Inc. and its subsidiaries, unless otherwise specified. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell:

•

common stock, including the associate preferred share purchase rights, which we refer to as the rights, issued under the Rights Agreement dated as of October 7, 1998, between us and American Stock Transfer & Trust Company, as Rights Agent, as amended,

•	preferred stock,

•	debt securities, or

•	warrants to purchase any of the securities listed above,

or any combination of these securities, in one or more offerings up to a total dollar amount of $200,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration process we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

i

SUMMARY

Savient Pharmaceuticals, Inc.

We are a specialty biopharmaceutical company engaged in developing and marketing pharmaceutical products that target unmet medical needs in both niche and broader markets.

We are currently developing Puricase®, a drug targeting the control of elevated levels of uric acid in the blood, or hyperuricemia, in patients with symptomatic gout in whom conventional treatment is contraindicated or has been shown to be ineffective. Puricase is in Phase 3 clinical development and has received “orphan drug” designation by the Food and Drug Administration, or the FDA. Orphan drug designation may prevent competitive products of the same class that are not shown to be clinically superior from receiving FDA approval for the same indication for a period of seven years from time of FDA authorization for marketing. Our strategic plan is to advance the development of Puricase and expand our product portfolio by in-licensing late-stage compounds and exploring co-promotion and co-development opportunities that fit our expertise in specialty pharmaceuticals and biopharmaceuticals with an initial focus in rheumatology.

We currently sell and distribute branded and generic versions of oxandrolone, which are used to promote weight gain following involuntary weight loss. We distribute the branded version of oxandrolone in the United States under the name Oxandrin® and we distribute our authorized generic version of oxandrolone through an agreement with Watson Pharmaceuticals, Inc. We launched oxandrolone in December 2006 in response to the approval and launch of generic competition to Oxandrin. We plan to continue to distribute the Oxandrin brand product directly through wholesalers.

Corporate Information

We were founded in 1980 as Bio-Technology General Corp. and changed our name to Savient Pharmaceuticals, Inc. in June 2003. We conduct our administration, finance, business development, clinical development, sales, marketing, quality assurance and regulatory affairs activities primarily from our headquarters at One Tower Center, East Brunswick, New Jersey. Our general telephone number at that address is (732) 418-9300 and our web site is located at www.savientpharma.com. The information on, or that can be accessed through, our web site is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it to be a part of this prospectus or any prospectus supplement. Our web site address is included as an inactive textual reference only.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 on file with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference into this prospectus and any prospectus supplement contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements that set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements discuss our strategy, expected future financial position, results of operations, cash flows, financing plans, development of products, strategic alliances, intellectual property, competitive position, plans and objectives of management. We often use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will” and similar expressions to identify forward-looking statements. In particular, the statements regarding our new strategic direction and its potential effects on our business and the development of our lead drug candidate, Puricase®, are forward-looking statements. Additionally, forward-looking statements include those relating to future actions, prospective products or product approvals, future performance, financing needs, liquidity or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates and the outcome of contingencies, such as legal proceedings, and financial results.

We cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to uncertainties, potentially inaccurate assumptions and risks, particularly relating to: expanding our product portfolio through in-licensing; introduction of generic competition for Oxandrin®; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third parties to manufacture, market and distribute many of our products; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in ongoing or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry. These and other risks are described in greater detail in the documents that we incorporate by reference in this prospectus. Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including research and development expenses, costs related to clinical trials and supply of our products, general and administrative expenses, and for potential product licensing or acquisition of, or investment in, companies, technologies, products or assets that complement our business. We will set forth in a prospectus supplement relating to a specific offering our intended use for the net proceeds received from the sale of securities in that offering. Pending the application of the net proceeds, we intend to invest the net proceeds in investment grade and U.S. government securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated below were as follows:

	Six Months Ended June 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges(1)	n/a	n/a	n/a	n/a	n/a	n/a

(1)

Our earnings were insufficient to cover fixed charges by $24,942,000 for the six months ended June 30, 2007 and $1,439,000, $323,000, $20,350,000, $691,000 and $466,000 for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

For the purpose of these computations, earnings have been calculated as the sum of (i) pretax income from continuing operations and (ii) fixed charges. Fixed charges consist of the sum of (i) interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and (ii) an estimate of the interest within rental expense (calculated based on a reasonable approximation of the interest factor).

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock, including the associated rights;

•	preferred stock;

•	debt securities;

•	warrants to purchase any of the securities listed above; or

•	any combination of the foregoing securities.

In this prospectus, we refer to the common stock (including the associated rights), preferred stock, debt securities and warrants collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $200,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement, of which this prospectus forms a part. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, and 4,000,000 shares of preferred stock, $0.01 par value per share. As of September 20, 2007, we had 53,385,804 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting

For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the stockholder’s name. Our common stock does not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends

Holders of common stock are entitled to share ratably in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. We have never declared or paid cash dividends on our capital stock. We do not intend to pay cash dividends in the foreseeable future.

Liquidation and Dissolution

If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities, subject to the prior rights of any outstanding preferred stock.

Other Rights and Restrictions

Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer the stockholder’s shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “SVNT.” On September 20, 2007, the last reported sale price for our common stock on The Nasdaq Global Market was $13.25 per share. As of September 20, 2007 we had approximately 1,283 stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co.

Preferred Stock

Our board of directors is authorized, subject to any limitations under our certificate of incorporation or prescribed by law, without further stockholder approval, to issue up to an aggregate of 4,000,000 shares of preferred stock. Our board of directors may establish the applicable and relative designations, number of authorized shares, dividend rates and terms, redemption or sinking fund provisions, conversion or exchange rates, anti-dilution provisions, voting rights, liquidation preferences and other terms, preferences and limitations of any series of preferred stock it determines to issue.

If we decide to issue any preferred stock pursuant to this prospectus, we will describe in a prospectus supplement the terms of the preferred stock, including, if applicable, the following:

•	the title of the series and stated value;

•	the number of shares of the series of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;

•	the applicable dividend rate(s) or amount(s), period(s) and payment date(s) or method(s) of calculation thereof;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	any procedures for auction and remarketing;

•	any provisions for a sinking fund;

•	any applicable provision for redemption and the price or prices, terms and conditions on which preferred stock may be redeemed;

•	any securities exchange listing;

•	any voting rights and powers;

•	whether interests in the preferred stock will be represented by depository shares;

•	the terms and conditions, if applicable, of conversion into shares of our common stock, including the conversion price or rate or manner of calculation thereof;

•	a discussion of any material U.S. federal income tax considerations;

•	the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of such series of preferred stock.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Global Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Delaware Law and Certificate of Incorporation and Bylaw Provisions

Anti-Takeover Provisions

We are subject to Section 203 of the General Corporation Law of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of our existing stockholders.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

Stockholder Rights Plan

On October 7, 1998, our Board of Directors adopted a Rights Agreement dated as of October 7, 1998, between us and American Stock Transfer & Trust Company, as Rights Agent, as amended, which we refer to as our rights plan. Our rights plan is designed to make it more costly and thus more difficult to gain control of us without the consent of our board of directors. The description presented below is intended as a summary only and is qualified in its entirety by reference to the rights agreement, which is an exhibit to the registration statement of which this prospectus is a part.

Our rights plan provides that each of our shares of common stock will have the right to purchase from us one one-thousandth of a share of a new Series A Junior Participating Cumulative Preferred Stock at a price of $45 per one-thousandth of a share, subject to customary anti- dilution protection adjustment.

The rights are attached to all certificates representing outstanding shares of our common stock, and no separate right certificates have been distributed. The rights will separate from the shares of our common stock approximately 10 days after someone acquires beneficial ownership of 20% or more of the outstanding common stock, or commences a tender offer or exchange offer for 20% or more of the outstanding common stock, which we refer to as Triggering Events, unless redeemed or exchanged by us.

The rights are not exercisable until the date rights separate and will expire on October 6, 2008, unless extended or unless earlier redeemed or exchanged by us.

Acquisitions by us, any of our subsidiaries or employee benefit plan or any other person approved in advance by our board of directors are not Triggering Events.

If a person or group acquires 20% or more of our outstanding common stock (thereby becoming an Acquiring Person), each holder of a right (except those held by the Acquiring Person and its affiliates and associates) will have the right to purchase, upon exercise, shares of our common stock (or, in certain circumstances, preferred stock or other similar securities of the company) having a value equal to two times the exercise price of the right.

Alternatively, if, in a transaction not approved by the board of directors, we are acquired in a merger or other business combination or 50% or more of our assets or earning power are sold after a person or group has become an Acquiring Person, and our redemption right has expired, proper provision will be made so that each holder of a right will thereafter have the right to purchase, upon exercise, that number of shares of common stock of the acquiring company as have a market value of two times the exercise price of the right.

At any time after any person or group becomes an Acquiring Person and before the Acquiring Person acquires 50% or more of our outstanding common stock, the board of directors may exchange the rights (other than rights owned by the Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of preferred stock, per right.

At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of common stock, our board may redeem the rights in whole, but not in part, at a price of $0.01 per right.

The terms of the rights may generally be amended by the board without the consent of the holders of the rights.

Until a right is exercised, the holder will have no rights as a stockholder.

The rights should not interfere with any merger or other business combination approved by our board since the rights may be redeemed by us at the redemption price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the common stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue senior notes under a senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue subordinated notes under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

If we decide to issue any senior notes or subordinated notes pursuant to this prospectus, we will describe in a prospectus supplement the terms of the series of notes, including the following:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, and, if so, who the depository will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	whether or not the notes will be senior or subordinated;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special U.S. federal income tax considerations;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if we experience specified events of bankruptcy, insolvency or reorganization.

If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, or premium, if any, on and accrued interest, if any, on the notes due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except uncured defaults or events of default regarding payment of principal, or premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•

the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal of, or the premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; or

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, we and the trustee may change the rights of holders of a series of notes with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, the rate of interest or any premium payable upon the redemption of any notes; or

•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect, under specified circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•

reissue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part.

General

We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the series of warrants, including, if applicable, the following:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which will in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Legal Holders”;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters for resale to the public or to investors;

•

in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”), to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to investors in privately negotiated transactions; or

•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The Nasdaq Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

VALIDITY OF SECURITIES

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the year ended December 31, 2006 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, including the schedule appearing therein, have been audited by McGladrey & Pullen LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements as of December 31, 2005 and for each of the two years ended December 31, 2005, incorporated in this registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, including the schedule appearing therein, have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in its report thereto, and included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet site at http://www.sec.gov.

Our internet address is www.savientpharma.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are also available to you free of charge through the “Investor Relations” section of our website as soon as reasonably practicable after those materials have been electronically filed with, or furnished to, the SEC. Other than the documents filed with the SEC and incorporated by reference into this prospectus, the information contained on our website does not constitute a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable. The following documents filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-15313);

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (File No. 000-15313);

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 000-15313);

(4)	Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 000-15313);

(5)	Our Current Report on Form 8-K filed on August 6, 2007;

(6)

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC and declared effective on July 26, 1983 (File No. 000-15313), including any amendment or reports filed for the purpose of updating such description; and

(7)

The description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, filed with the SEC and declared effective on October 9, 1998 (File No. 000-15313), including any amendment on reports filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of offerings under this prospectus are deemed to be incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference. Requests should be directed to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations, Telephone: (732) 418-9300.

4,300,000 shares

Savient Pharmaceuticals, Inc.

Common stock

Prospectus supplement

Sole book-running manager
J.P.Morgan

Lead manager
Wedbush PacGrow Life Sciences

Co-manager
Lazard Capital Markets

October 8, 2009